UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2011

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Vantis, Suite 350 Aliso Viejo, California		92656
(Address of Principal Executive Offices)		(Zip Code)

(949) 330-4000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On March 22, 2011, the Board of Directors of Sunstone Hotel Investors, Inc. (the “Company”) approved amendments to the Company’s employment agreements with each of Kenneth E. Cruse, the Company’s President and Chief Financial Officer, and Robert A. Alter, the Company’s Executive Chairman (together, the “Executives”). In determining the 2011 compensation programs for the Executives, the Company’s Board of Directors considered the fact that the Executives would effectively serve as joint leaders of the Company during 2011. Accordingly, the 2011 compensation programs for the Executives were structured to result in similar compensation levels based on the achievement of certain shared objectives.

The amendments provide for increases to base salary and bonus eligibility in light of the Executives’ increased responsibilities. Furthermore, Mr. Alter will no longer be entitled to excise tax gross up payments in respect of any payments by the Company to Mr. Alter. Each of the amendments is further discussed below.

Amendment to Mr. Cruse’s Employment Agreement

Under the terms of the amendment to Mr. Cruse’s employment agreement, (i) Mr. Cruse will receive a base salary of $400,000 commencing January 1, 2011; (ii) Mr. Cruse will be eligible to receive an annual cash performance bonus based on the attainment of performance goals determined by the Company with a threshold level equal to 75% of base salary, a target level equal to 150% of base salary, a high level equal to 200% of base salary and a superior level equal to 225% of base salary; provided, however, that no minimum bonus is guaranteed and any bonus may equal zero in any given year; and (iii) Mr. Cruse will be eligible to earn annual equity awards with a threshold level equal to 150% of base salary, a target level equal to 225% of base salary, a high level equal to 300% of base salary and a superior level equal to 350% of base salary; provided, however, that no minimum equity award is guaranteed and any award may equal zero in any given year.

Amendment to Mr. Alter’s Employment Agreement

Under the terms of the amendment to Mr. Alter’s employment agreement, (i) Mr. Alter will receive a base salary of $309,338 commencing February 21, 2011; (ii) Mr. Alter will be eligible to earn annual cash and equity performance bonuses commencing with the Company’s fiscal year 2011; (iii) in the event Mr. Atler’s employment is terminated by the Company without cause or by Mr. Alter with good reason, in each case within twelve months after the effective date of a change of control of the Company, Mr. Alter will receive a severance amount equal to three (3) times the sum of (x) base salary in effect on the date of termination plus, (y) the greater of (xx) the target annual bonus in effect on the date of termination and (yy) the actual annual bonus paid to Mr. Alter in respect of the last full calendar year immediately preceding the date of termination; and (iv) Mr. Alter will no longer be entitled to excise tax gross up payments in respect of any payments by the Company to Mr. Alter. The amendment also provides that the amount of any annual cash bonus and the performance goals applicable thereto for the relevant year will be determined in accordance with the terms and conditions of the Company’s bonus plan as in effect from time to time with the following award levels: (i) threshold equal to 125% of base salary; (ii) target equal to 225% of base salary; (iii) high equal to 250% of base salary; and (iv) superior (maximum) equal to 300% of base salary; provided, however, that no minimum bonus is guaranteed and any bonus may equal zero in any given year. The annual cash bonus payable, if any, in respect of any calendar year performance period will be paid no later than March 15 immediately following such calendar year performance period. The amendment further provides that the form, amount and terms of equity awards, if any, will be determined by the Compensation Committee of the Board of Directors of the Company in accordance with the terms and conditions of plans as in effect from time to time with the following award levels: (i) threshold equal to 250% of base salary; (ii) target equal to 300% of base salary; (iii) high equal to 375%

of base salary; and (iv) superior (maximum) equal to 450% of base salary; provided, however, that no minimum equity award is guaranteed and any award may equal zero in any given year.

A copy of amendments to the Company’s employment agreements with each of Robert A. Alter, the Company’s Executive Chairman, and Kenneth E. Cruse, the Company’s President and Chief Financial Officer, is attached hereto as Exhibit 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Amendment No. 4 to Employment Agreement, dated March 22, 2011, between Sunstone Hotel Investors, Inc., Sunstone Hotel Partnership, LLC and Robert A. Alter.

10.2	Amendment No. 1 to Employment Agreement, dated March 22, 2011, between Sunstone Hotel Investors, Inc., Sunstone Hotel Partnership, LLC and Kenneth E. Cruse.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: March 25, 2011	By:	/s/ Kenneth E. Cruse
Kenneth E. Cruse President and Chief Financial Officer